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                                                                      Exhibit 23


                         Consent of Independent Auditors


The Board of Directors
Great Lakes Aviation, Ltd.:


We consent to incorporation by reference in the registration statements No. 33-90926 on Form S-8, No. 333-38338 on Form S-3, No. 333-75706 on Form S-8, and
No. 333-38338 on Form S-3 of Great Lakes Aviation, Ltd. of our report dated April 10, 2002 relating to the balance sheets of Great Lakes Aviation, Ltd. as of December 31, 2001 and 2000, the related statements of operations, stockholders' equity (deficit) and cash flows, and related financial statement schedule for each of the years in the three-year period ended December 31, 2001, which appears in the December 31, 2001 Form 10-K of Great Lakes Aviation, Ltd.

Our report dated April 10, 2002, contains an explanatory paragraph that states the Company has suffered significant losses and has current liabilities in excess of current assets, which raise substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of the uncertainty.

                                       KPMG LLP

                                       /s/ KPMG LLP

Denver, Colorado
April 12, 2002